PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule 424(b)(3) of
                                            the Rules and Regulations Under the
(To Prospectus dated November 10, 1998      Securities Act of 1933
and to Prospectus Supplement dated
November 18, 1998)


                                            Registration Statement No. 333-63563


                               INSILCO HOLDING CO.

                                  COMMON STOCK
                       WARRANTS TO PURCHASE COMMON STOCK
                          PAY-IN-KIND PREFERRED STOCK


                        ---------------------------------


RECENT DEVELOPMENTS
-------------------

         Attached hereto and incorporated by reference herein is the Form 8-K of Insilco Holding Co., dated June 25, 1999, filed with the Securities and Exchange Commission on July 1, 1999.


                        ---------------------------------



         This Prospectus Supplement, together with the Prospectus, is to be used by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") in connection with offers and sale of the above-referenced securities in market-making transactions at negotiated prices related to prevailing market prices at the time of the sale. DLJSC may act as principal or agent in such transactions.

July 2, 1999

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 or 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                          DATE OF REPORT: JUNE 25, 1999


                               INSILCO HOLDING CO.
             (Exact Name of Registrant as specified in its charter)


            Delaware                     0-24813                06-1158291
(State or other jurisdiction of   (Commission File No.)       (IRS Employer
 incorporation or organization)                           Identification Number)


                              425 Metro Place North
                                   Fifth Floor
                               Dublin, Ohio 43017
                                 (614) 792-0468

               (Address, including zip code, and telephone number
                       including area code of Registrant's
                          principal executive offices)

ITEM 5.  OTHER EVENTS.

The Company's press release issued June 25, 1999 is attached as an exhibit and is incorporated herein by reference.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     (c)   Exhibits.

           Exhibit No.                          Description

              99 (a)          Press release of the Company issued June 25, 1999.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                       INSILCO HOLDING CO.
                                                  ---------------------------
                                                  Registrant


Date: June 25, 1999                               By:  /s/ Michael R. Elia
                                                      -----------------------
                                                      Michael R. Elia
                                                      Chief Financial Officer

                                  EXHIBIT INDEX

     Exhibit No.                         Description

     99 (a)           Press release of the Company issued June 25, 1999.

Exhibit 99(a)



Excellence in Electronics, Telecommunications, Automotive, Publishing
--------------------------------------------------------------------------------

                                  NEWS RELEASE

--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE   INVESTORS: STEPHEN J. SMITH    MEDIA: MELODYE DEMASTUS
                                   TREASURER                  MELROSE CONSULTING
                                   (614) 792-0468             (614) 771-0860


               INSILCO HOLDING CO. ANNOUNCES ORGANIZATIONAL CHANGE


         COLUMBUS, OHIO, JUNE 25, 1999 - INSILCO HOLDING CO. (OTC BULLETIN BOARD:INSL) today announced that as part of its corporate-wide initiative to focus resources at key business units it has decided to reduce the Company's corporate office staff and accelerate its planned divestiture of certain non-core businesses. In connection with these initiatives, Robert L. Smialek, Chairman, President and CEO, is leaving the Company to pursue other interests.

         John F. Fort III, an Insilco board member, has been named non-executive Chairman of the Board. Former CFO, David A. Kauer, has been appointed to the post of President and Chief Executive Officer. Michael R. Elia, Vice President and Corporate Controller will assume the duties of Chief Financial Officer.

         Mr. Fort, who joined Insilco's Board earlier this year, is the former Chairman of the Board and Chief Executive Officer of Tyco International, where he remains a director. He is a member of the DLJ Merchant Banking Advisory Group and is also a director of Roper Industries, Dover Corporation and Thermadyne Holdings Corp.

         Mr. Kauer joined Insilco in 1993 as Treasurer, was named Vice President in April, 1997 and Chief Financial Officer in May, 1998. Prior to joining Insilco, Mr. Kauer spent twelve years in a variety of management positions at Johnson Controls.

         Mr. Elia rejoined Insilco in 1998 and held senior financial positions with Insilco's Technologies Group from 1983 to 1994. Prior to rejoining Insilco, he was Chief Financial Officer of Jordan Telecommunication Products, Inc. and served as Division Vice President and Controller and as Director of Strategic Planning for Fieldcrest Cannon, Inc. Mr. Elia began his career with Ernst and Young LLP in 1981.

         Insilco CEO, David A. Kauer, said, "Insilco will continue with its long-term strategy of creating shareholder value by building on businesses where it has a sustainable competitive advantage, while divesting other non-core businesses to fund that growth and to decrease outstanding debt. During the past year, we have completed several complementary acquisitions in contract cable assembly and precision stamped parts and have a pending acquisition in the heat exchanger market. At this time, we are in discussions with potential acquirers of certain of our non-core business units. We are also moving ahead with our strategy to lower our operating costs and this corporate action is an example of that effort."

         The statements made in this press release which are not historical facts may be deemed forward looking statements, and, as such, are subject to certain risks and uncertainties, including statements with respect to the Company's long-term outlook; growth prospects; slowdown in either the automotive parts or the electronics markets; the ability to improve operating efficiencies and to further reduce expenses and possible acquisitions and divestitures. Further information concerning factors that could cause actual results to differ materially from those in the forward-looking statements are contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the year ended December 31, 1998. Copies of the Company's SEC filings may be obtained by contacting the SEC.

         Insilco Holding Co., based in suburban Columbus, Ohio, is a diversified manufacturer of industrial components and a supplier of specialty publications. The Company's industrial business units serve the automotive, electronics, telecommunications and other industrial markets, and its publishing business serves the school yearbook market. It had revenues in 1998 of $535.6 million.

Investor Relations Contact: Stephen Smith, (614) 792-0468 or write to Insilco Holding Co., Investor Relations, 425 Metro Place North, Box 7196, Dublin, OH 43017 or call Melodye Demastus, Melrose Consulting (614) 771-0860. You may also visit our web site at http://www.insilco.com.